CARMAX REPORTS RECORD FOURTH QUARTER AND
FISCAL YEAR 2006 RESULTS;

Releases Fiscal 2007 Expectations

Richmond, Va., March 30, 2006 - CarMax, Inc. (NYSE:KMX) today reported record results for the fourth quarter and fiscal year ended February 28, 2006.

▪	Total fourth quarter sales increased 16% to $1.62 billion from $1.40 billion in the fourth quarter of fiscal 2005. For the fiscal year, total sales increased 19% to $6.26 billion from $5.26 billion.

▪	Comparable store used unit sales declined 3% for the fourth quarter. For the fiscal year comparable store used unit sales increased 4%.

▪	Total used unit sales grew 6% in the fourth quarter and 15% for the fiscal year.

▪
For the fourth quarter, net earnings increased 36% to $40.4 million, or 38 cents per share, compared with $29.7 million, or 28 cents per share, reported in the fourth quarter of fiscal 2005. For the fiscal year, net earnings increased 31% to $148.1 million, or $1.39 per share, compared with $112.9 million, or $1.07 per share, earned in fiscal 2005.

Sales Components
(In millions)	Three Months Ended February 28 (1)			Fiscal Years Ended February 28 (1)
	2006	2005	Change	2006	2005	Change
Used vehicle sales	$1,243.9	$1,098.5	13%	$4,771.3	$3,997.2	19%
New vehicle sales	103.5	103.6	0%	502.8	492.1	2%
Wholesale vehicle sales	223.8	148.0	51%	778.3	589.7	32%
Other sales and revenues (2)	52.6	46.0	14%	207.6	181.3	14%
Net sales and operating revenues	$1,623.8	$1,396.1	16%	$6,260.0	$5,260.3	19%

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.
(2) Other sales and revenues include extended service plan revenues, service department sales, and third-party finance fees.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended February 28		Fiscal Years Ended February 28
	2006	2005	2006	2005
Comparable store vehicle sales:
Used vehicle units	(3)%	12%	4%	1%
New vehicle units	(3)%	(2)%	1%	8%
Total units	(3)%	11%	4%	1%

Used vehicle dollars	4%	14%	8%	3%
New vehicle dollars	(4)%	(2)%	1%	8%
Total dollars	3%	13%	8%	3%

Total vehicle sales:
Used vehicle units	6%	27%	15%	13%
New vehicle units	1%	(12)%	1%	(5)%
Total units	5%	24%	14%	11%

Used vehicle dollars	13%	30%	19%	15%
New vehicle dollars	0%	(11)%	2%	(5)%
Total dollars	12%	25%	17%	13%

Retail Vehicle Sales Mix
	Three Months Ended February 28		Fiscal Years Ended February 28
	2006	2005	2006	2005
Vehicle units:
Used vehicles	94%	94%	93%	92%
New vehicles	6	6	7	8
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	92%	91%	90%	89%
New vehicles	8	9	10	11
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 28		Fiscal Years Ended February 28
	2006	2005	2006	2005
Used vehicles	73,449	69,511	289,888	253,168
New vehicles	4,302	4,271	20,901	20,636
Wholesale vehicles	47,191	37,557	179,548	155,393

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CarMax, Inc.

Average Selling Prices
	Three Months Ended February 28		Fiscal Years Ended February 28
	2006	2005	2006	2005
Used vehicles	$16,715	$15,698	$16,298	$15,663
New vehicles	$23,848	$24,089	$23,887	$23,671
Wholesale vehicles	$ 4,590	$ 3,857	$ 4,233	$ 3,712

Earnings Highlights
(In millions except per share data)	Three Months Ended February 28			Fiscal Years Ended February 28
	2006	2005	Change	2006	2005	Change
Net earnings	$40.4	$29.7	36.1%	$148.1	$112.9	31.1%
Diluted weighted average shares outstanding	106.5	106.1	0.4%	106.3	105.8	0.5%
Net earnings per share (1)	$0.38	$0.28	35.7%	$1.39	$1.07	29.9%

(1) All per share amounts are presented on a fully diluted basis.

Selected Operating Ratios
(In millions)	Three Months Ended February 28				Fiscal Years Ended February 28
	2006	% (1)	2005	% (1)	2006	% (1)	2005	% (1)
Net sales and operating revenues	$1,623.8	100.0%	$1,396.1	100.0%	$6,260.0	100.0%	$5,260.3	100.0%
Gross profit	$ 207.2	12.8%	$ 174.3	12.5%	$ 790.7	12.6%	$ 650.2	12.4%
CarMax Auto Finance income	$ 25.5	1.6%	$ 19.7	1.4%	$ 104.3	1.7%	$ 82.7	1.6%
Selling, general, and administrative
expenses	$ 165.8	10.2%	$ 144.0	10.3%	$ 652.0	10.4%	$ 546.6	10.4%
Operating profit (EBIT) (2)	$ 66.9	4.1%	$ 49.9	3.6%	$ 243.1	3.9%	$ 186.9	3.6%
Net earnings	$ 40.4	2.5%	$ 29.7	2.1%	$ 148.1	2.4%	$ 112.9	2.1%

(1) Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2) Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended February 28				Fiscal Years Ended February 28
	2006		2005		2006		2005
	$ / unit (1)	% (2)	$ / unit (1)	% (2)	$ / unit (1)	% (2)	$ / unit (1)	% (2)
Used vehicle gross profit margin	$1,810	10.7%	$1,794	11.4%	$1,808	11.0%	$1,817	11.5%
New vehicle gross profit margin	$ 899	3.7%	$ 832	3.4%	$ 934	3.9%	$ 860	3.6%
Wholesale vehicle gross profit margin	$ 865	18.2%	$ 579	14.7%	$ 700	16.1%	$ 464	12.2%
Other gross profit margin	$ 380	56.2%	$ 329	52.8%	$ 391	58.5%	$ 366	55.3%
Total gross profit margin	$2,665	12.8%	$2,363	12.5%	$2,544	12.6%	$2,375	12.4%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.
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CarMax, Inc.

Fourth Quarter Business Performance Review

Sales. “As expected, our fourth quarter used unit comps reflected the challenging comparison with last year’s 12% growth,” said Austin Ligon, president and chief executive officer. “The comparison was further adversely affected by a decline in sales financed by our subprime provider, from approximately 5% of used units in last year’s fourth quarter to 2% in this year’s quarter. This decline resulted from program changes implemented in certain states by the subprime provider that narrowed the definition of vehicles eligible for subprime financing. The new restrictions made this business less economically attractive to us, and we chose to limit our subprime business in order to preserve margins and profits. Absent the decline in subprime-financed sales, used unit comps would have been approximately flat with last year’s fourth quarter.

“Our wholesale sales continued to be exceptionally strong,” said Ligon. “Unit sales were up sharply as we benefited from a strong increase in appraisal traffic, driven in part we believe by our continued focused ‘We Buy Cars’ advertising; a further increase in our buy rate; and the expansion of our store base. Wholesale vehicle sales also benefited from the strong wholesale pricing environment and from the record dealer attendance at our on-site wholesale auctions.

“Total new vehicle sales were similar to last year’s fourth quarter, reflecting the general performance of the brands we represent,” said Ligon. “New car sales growth slowed in the second half of fiscal 2006, following the end of the employee price discount programs last fall. Other sales and revenues benefited from fourth quarter increases in extended service plan revenues and service department sales, and from the decrease in subprime-financed sales.” The third-party subprime finance provider purchases these finance contracts at a discount, which is reflected as an offset to other sales and revenues.

Margins. “As in the third quarter, our retail used vehicle gross profit per car remained under some pressure as a result of the strong wholesale pricing environment and our desire to price our retail cars as competitively as possible to support sales,” Ligon said. “We have been able to offset some of that pressure with the success of our in-store appraisal strategy. Fourth quarter wholesale gross profit was higher than we expected as we benefited from the exceptionally strong wholesale price environment, especially in the older, higher mileage cars that make up the majority of what we sell at our wholesale auctions. We normally expect wholesale prices and margins to be the strongest in the fourth quarter, as this coincides with the time of the year that the industry is building inventory for the higher-volume spring and summer selling seasons. This year, wholesale prices were unusually strong in the fall and winter, and the combination of continuing strong industry demand and the seasonal trends lifted them even higher in the fourth quarter. We believe, as do others in the wholesale industry, that Hurricane Katrina contributed significantly to the disproportionate rise in the value of older wholesale cars. The other sales and revenues gross profit increase resulted from the lower level of subprime-financed sales and continued favorable ESP penetration.”

CarMax Auto Finance. CAF income benefited from the growth in total sales and managed receivables and a favorable valuation adjustment. This year’s fourth quarter CAF income included a benefit of 2 cents per share, the majority of which related to lowering the loss rate assumptions on previously securitized receivables. The lower loss rates reflected both fewer defaults and an improvement in recoveries, which benefited from the strength in wholesale vehicle pricing.

The gains on loans originated and sold as a percent of loans sold was 3.6% compared with 3.7% in the fourth quarter of fiscal 2005. The reported gains as a percent of loans sold of 3.8% in this year’s quarter includes the benefit of the favorable valuation adjustment.

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CarMax, Inc.

SG&A. “Selling, general, and administrative expenses as a percent of net sales and operating revenues declined slightly to 10.2% in this year’s quarter from 10.3% in last year’s quarter,” said Ligon. “The modest amount of SG&A leverage was primarily the result of lower-than-expected healthcare costs and property taxes. Absent these favorable items, the SG&A ratio would have been slightly higher than in last year’s quarter, reflecting the decline in used unit comps and the larger percentage of our store base comprised of stores not yet at basic maturity. At the end of the fiscal year, 46% of our stores were less than four years old, compared with 41% at the end of last year.”

Earnings. “We finished the fourth quarter with earnings of 38 cents per share, well above the top end of our original expectation range, despite being near the low end of our used unit comp range,” said Ligon. “The continued outperformance of our wholesale business, combined with CAF’s favorable loss performance and the modest SG&A leverage allowed us to finish the year with strong earnings momentum. For the year, we are pleased with the 30% increase in earnings per share. Even excluding the favorable items at CAF in both years, we increased earnings per share by approximately 24%.”

Fiscal 2007 Expectations

Store Openings and Capital Expenditures. “We’ve made a minor modification to our previously announced fiscal 2007 store opening plan,” said Ligon. “The opening date for our Los Angeles satellite in Torrance, previously scheduled for late in the fourth quarter of fiscal 2007, has slipped into fiscal 2008. We hope to be able to accelerate the opening date of another store and open approximately 11 new superstores in fiscal 2007, representing another 16% increase in our store base. Once again, the majority of planned openings are in mid-sized markets, and they are balanced between new and existing markets. Also included in the opening plan is our first small market store, which will be opened in Charlottesville, Va. Over the next few years, the performance of this store should help us better understand our longer-term opportunities in small markets. We expect to open approximately four stores in the first quarter of fiscal 2007, three stores late in the third quarter, and four stores late in the fourth quarter. Given their timing, we expect little, if any, contribution to fiscal 2007 sales and profits from the stores scheduled to open in the fourth quarter.

“In April, we will open our first ‘CarMax Car Buying Center,’ which will be in the Atlanta market on a major auto row not currently served by CarMax,” said Ligon. “The store will be staffed with CarMax buyers, who will conduct appraisals and purchase vehicles on site using the same processes and systems utilized in our used car superstores. We do not plan to sell cars at this store. This test store is part of our long-term program to increase both appraisal traffic and our retail vehicle sourcing self-sufficiency.

“In fiscal 2007, we anticipate gross capital expenditures of approximately $300 million,” said Ligon. “Planned expenditures primarily relate to new store construction and land purchases associated with future year store openings. Compared with the roughly $200 million of spending in fiscal 2006, the fiscal 2007 capital spending estimate primarily reflects a higher level of real estate purchases for store development in future years, as well as the timing of construction activities.”

Fiscal 2007 Sales. “We currently anticipate comparable store used unit growth for fiscal 2007 in the range of 2% to 8%,” said Ligon. “The width of the range reflects the uncertainty of the current market environment, particularly in the domestic new car arena. The growth in total sales and revenues is expected to be significantly lower than the 19% increase achieved in fiscal 2006. This decrease reflects the difference in store opening patterns. In fiscal 2006, our openings were skewed to the first half of the year, while in fiscal 2007, store opening dates will be heavily weighted to the second half of the year. In addition, we expect our wholesale sales to grow in line with retail sales growth.”

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CarMax, Inc.

Accounting for Stock-Based Compensation. CarMax will adopt Statement of Financial Accounting Standards (SFAS) No. 123R, which modifies SFAS No. 123, “Accounting for Stock-Based Compensation,” in the first quarter of fiscal 2007, ending May 31, 2006. SFAS 123R requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. The effect of the adoption of this accounting change on CarMax’s fiscal 2007 diluted earnings per share is expected to be a reduction of approximately 18 cents to 20 cents. As required by SFAS 123R, this estimate includes expensing all outstanding unvested options held by the retiring chief executive officer, as well as accelerating the expensing of new options for associates who will reach retirement eligibility earlier than the end of the normal vesting period. The estimate does not include any expense that may result from an additional equity grant, if any, issued to a new chief executive officer. SFAS 123R will be adopted on a modified retrospective basis and results for prior periods will be restated, enhancing comparability. Prior period restatements will reflect compensation costs in the amounts previously reported in the pro forma footnote disclosures under the provisions of SFAS 123. The effect of the restatement on fiscal 2006 results is estimated to be a 12-cent reduction from $1.39 to $1.27 in diluted earnings per share.

Fiscal 2007 Earnings Per Share. “Before the estimated effect of expensing stock-based compensation, we expect fiscal 2007 earnings per share in the range of $1.45 to $1.65, representing EPS growth in the range of 4% to 19%,” said Ligon. “Including the estimated expense for stock-based compensation, but not including any expense from an additional equity grant, if any, for a new CEO, we expect to report fiscal 2007 earnings per share in the range of $1.25 to $1.47, reflecting EPS performance of in the range of -2% to 16%.” This expectation recognizes estimated stock-based compensation expense of 12 cents for fiscal 2006 and approximately 18 to 20 cents for fiscal 2007. Excluding the 9 cents of favorable CAF items in fiscal 2006 and including the estimated expense for stock-based compensation, earnings per share growth would be in the range of 6% to 25%.

“We expect modest improvement in used vehicle profits per unit as wholesale pricing moderates,” said Ligon. “Based on the learning we’ve achieved and the changes we’ve made to manage our wholesale operations, we believe that in the first half of fiscal 2007, we’ll see wholesale gross profit per unit increase and wholesale sales grow at about the same rate as our retail sales. During the third quarter, we expect wholesale sales to continue to grow, but gross margins to moderate in comparison to the unusual circumstances in last year’s third quarter. In the fourth quarter, we expect both wholesale sales growth and margins to moderate. Overall, we expect wholesale sales and gross profit to increase in line with used retail sales growth.

“We expect CAF income to be slightly below the fiscal 2006 level,” Ligon said, “reflecting the headwind created by the 9 cents per share of favorable CAF items reported in fiscal 2006. CAF gain spreads are expected to be at the low end of our normalized 3.5% to 4.5% range in the first half of fiscal 2007. The gain spread could improve modestly in the second half of the year, depending on interest rate trends.

“If we perform at or above the mid-point of our expected used unit comp range,” Ligon continued, “excluding the expense related to stock-based compensation, we would expect to begin to get a modest amount of SG&A leverage in fiscal 2007. This includes absorbing an expected increase in costs of approximately $5 million associated with moving our data center. We expect our effective tax rate for fiscal 2007 will be similar to the fiscal 2006 rate.

“As previously announced, in an effort to focus on longer-term performance, we will no longer be issuing quarterly guidance,” said Ligon. “As we report our quarterly results, we plan to comment on how our performance is tracking against our annual guidance.”

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CarMax, Inc.

First Quarter Fiscal 2007 Earnings Release Date

CarMax currently plans to release first quarter sales and earnings results on Wednesday, June 21, 2006, before the opening of the New York Stock Exchange. The company will host a conference call for investors at 9:00 a.m. Eastern time on that date. Information on this conference call will be available on the company’s investor information home page at http://investor.carmax.com in early June.

Conference Call Information

CarMax will host a conference call for investors at 9:00 a.m. Eastern time today, March 30, 2006. Domestic investors may access the call at 1-888-298-3261 (conference I.D.: 4712553). International investors should dial 1-706-679-7457 (conference I.D.: 4712553). A live webcast of the call will be available on the company’s investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 11:00 a.m. Eastern time on March 30, 2006, and will run through midnight,
April 6, 2006. Domestic investors may access the recording at 1-800-642-1687 (conference I.D.: 4712553) and international investors at
1-706-645-9291 (conference I.D.: 4712553). A replay of the call also will be available on the company’s investor information home page or at www.streetevents.com.

About CarMax

CarMax, a Fortune 500 company and one of the Fortune 2006 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 67 used car superstores in 31 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended February 28, 2006, the company retailed 289,888 used cars, which is 93% of the total 310,789 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

The company cautions readers that the statements contained herein regarding the company’s future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within the company’s industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or the company’s access to sources of inventory; the significant loss of key employees from the company's store, regional, and corporate management teams; the efficient operation of the company’s

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CarMax, Inc.

information systems; changes in the availability or cost of capital and working capital financing; the company’s ability to acquire suitable real estate; the occurrence of adverse weather events; seasonal fluctuations in the company’s business; the geographic concentration of the company’s superstores; and the regulatory environment in which the company operates. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

Contacts:
Investors and Financial Media:
Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands except per share data)

	Three Months Ended				Twelve Months Ended
	February 28 (unaudited)				February 28 (unaudited)
	2006	%(1)	2005	%(1)	2006	%(1)	2005	%(1)
Sales and operating revenues:
Used vehicle sales	$1,243,909	76.6	$1,098,461	78.7	$4,771,325	76.2	$3,997,218	76.0
New vehicle sales	103,491	6.4	103,573	7.4	502,805	8.0	492,054	9.4
Wholesale vehicle sales	223,758	13.8	148,046	10.6	778,268	12.4	589,704	11.2
Other sales and revenues	52,616	3.2	45,974	3.3	207,569	3.3	181,286	3.4
Net sales and operating revenues	1,623,774	100.0	1,396,054	100.0	6,259,967	100.0	5,260,262	100.0
Cost of sales	1,416,576	87.2	1,221,734	87.5	5,469,253	87.4	4,610,066	87.6
Gross profit	207,198	12.8	174,320	12.5	790,714	12.6	650,196	12.4
CarMax Auto Finance income	25,461	1.6	19,657	1.4	104,327	1.7	82,656	1.6
Selling, general, and administrative expenses	165,752	10.2	143,992	10.3	651,988	10.4	546,577	10.4
Gain (loss) on franchise dispositions, net	—	—	(48)	—	—	—	633	—
Interest expense	2,094	0.1	1,990	0.1	4,093	0.1	2,806	0.1
Interest income	435	—	127	—	1,023	—	421	—
Earnings before income taxes	65,248	4.0	48,074	3.4	239,983	3.8	184,523	3.5
Provision for income taxes	24,845	1.5	18,380	1.3	91,928	1.5	71,595	1.4
Net earnings	$40,403	2.5	$29,694	2.1	$148,055	2.4	$112,928	2.1

Weighted average common shares:
Basic	104,898		104,212		104,635		104,036
Diluted	106,531		106,101		106,344		105,779

Net earnings per share:
Basic	$0.39		$0.28		$1.41		$1.09
Diluted	$0.38		$0.28		$1.39		$1.07

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	February 28	February 28
	2006	2005
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 21,759	$ 17,124
Accounts receivable, net	76,621	76,167
Automobile loan receivables held for sale	4,139	22,152
Retained interest in securitized receivables	158,308	147,963
Inventory	669,700	576,567
Prepaid expenses and other current assets	11,211	13,008

Total current assets	941,738	852,981
Property and equipment, net	499,298	406,301
Deferred income taxes	4,211	—
Other assets	44,000	33,731

TOTAL ASSETS	$1,489,247	$1,293,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 188,614	$170,646
Accrued expenses and other current liabilities	85,316	65,664
Accrued income taxes	5,598	1,179
Deferred income taxes	23,562	26,315
Short-term debt	463	65,197
Current portion of long-term debt	59,762	330

Total current liabilities	363,315	329,331

Long-term debt, excluding current portion	134,787	128,419
Deferred revenue and other liabilities	31,407	29,260
Deferred income taxes	—	5,027

TOTAL LIABILITIES	529,509	492,037

SHAREHOLDERS’ EQUITY	959,738	800,976

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,489,247	$1,293,013

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months Ended
	February 28
	2006 (unaudited)	2005
Operating Activities:
Net earnings	$148,055	$112,928
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	26,692	20,145
Amortization of restricted stock awards	54	108
Gain on disposition of assets	(764)	(1,486)
Deferred income tax benefit	(11,991)	(1,184)
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(454)	(3,809)
Decrease (increase) in automobile loan receivables held for sale, net	18,013	(3,371)
Increase in retained interest in securitized receivables	(10,345)	(1,975)
Increase in inventory	(93,133)	(110,506)
Decrease (increase) in prepaid expenses and other current assets	1,797	(4,358)
(Increase) decrease in other assets	(5,975)	1,042
Increase in accounts payable, accrued expenses and other current liabilities, and accrued income taxes	47,461	35,876
Increase in deferred revenue and other liabilities	2,885	2,326
Net cash provided by operating activities	122,295	45,736

Investing Activities:
Purchases of property and equipment	(194,433)	(230,080)
Proceeds from sales of assets	78,340	88,999
Net cash used in investing activities	(116,093)	(141,081)

Financing Activities:
(Decrease) increase in short-term debt, net	(64,734)	60,751
Issuance of long-term debt	174,929	—
Payments of long-term debt	(116,993)	(509)
Equity issuances, net	5,231	3,559
Net cash (used in) provided by financing activities	(1,567)	63,801

Increase (decrease) in cash and cash equivalents	4,635	(31,544)
Cash and cash equivalents at beginning of year	17,124	48,668
Cash and cash equivalents at end of year	$21,759	$17,124